SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Amendment No. 2)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

InterDigital, Inc.
(Name of Subject Company (Issuer))
InterDigital, Inc.
(Names of filing Persons (Offeror and Issuer))
Common Stock, Par Value $0.01 per share
(Title of Class of Securities)
45867G101
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Joshua D. Schmidt, EVP, Chief Legal Officer and Corporate Secretary
InterDigital, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, DE 19809-3727
(302) 281-3600
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:
David S. Huntington, Esq.
David A.P. Marshall, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000
Marisa D. Stavenas
John G. O’Connell
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-2000
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
☐
Check the appropriate boxes below to designate any transactions to which the statement relates:

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Third-party tender offer subject to Rule 14d-1.

☒
Issuer tender offer subject to Rule 13e-4.

☐
Going-private transaction subject to Rule 13e-3.

☐
Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐
Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

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Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

AMENDMENT NO. 2 TO SCHEDULE TO
This Amendment No. 2 (“Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission by InterDigital, Inc., a Pennsylvania corporation (the “Company”), on January 23, 2023 (as previously amended, the “Schedule TO”) in connection with the offer by the Company to purchase for cash up to $200,000,000 of its common stock, $0.01 par value per share (the “shares”).
The Company’s offer (the “Offer”) is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 23, 2023, and previously filed as Exhibit (a)(1)(i) to the Schedule TO (the “Original Offer to Purchase”) as amended and supplemented by the Supplement to Offer to Purchase, dated February 6, 2023 and previously filed as Exhibit (a)(1)(ix) to the Schedule TO (the “Supplement” and, together with the Original Offer to Purchase, the “Offer to Purchase”), and in the related Amended Letter of Transmittal, dated February 6, 2023, previously filed as Exhibit (a)(1)(x) (the “Amended Letter of Transmittal,” and together with the Offer to Purchase, the “Offer Documents”).
The purpose of this Amendment No. 2 is to incorporate by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with Securities and Exchange Commission on February 15, 2023.
This Amendment No. 2 is being filed in accordance with Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as specifically provided herein, the information contained in the Schedule TO, the Offer Documents and the other documents that constitute part of the Offer remain unchanged. This Amendment No. 2 should be read in conjunction with the Schedule TO, the Offer Documents and the other documents that constitute part of the Offer, as each may be further amended or supplemented from time to time. Every item in the Schedule TO is automatically updated, to the extent such item incorporates by reference any section of the Offer to Purchase that is amended or supplemented therein. All capitalized terms used but not otherwise defined in this Amendment No. 2 have the meanings ascribed to such terms in the Offer to Purchase.
Items 10 and 11.    Financial Statements; Additional Information.
Items 10 and 11(a) are hereby amended and supplemented as follows:
The “Additional Information” section of the Offer to Purchase is hereby amended to incorporate by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the SEC on February 15, 2023.
Item 12.   Exhibits.
Item 12 of the Schedule TO is hereby amended and supplemented by adding the following Exhibit:
(a)(5)(vii)	Form 10-K filed with the SEC on February 15, 2023.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 15, 2023
INTERDIGITAL, INC.
By:
/s/ Joshua D. Schmidt

Name:
Joshua D. Schmidt

Title:
EVP, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX
EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated January 23, 2023.
(a)(1)(ii)*	Form of Letter of Transmittal.
(a)(1)(iii)*	Notice of Guaranteed Delivery.
(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated January 23, 2023.
(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated January 23, 2023.
(a)(1)(vi)*	Summary Advertisement, dated January 23, 2023.
(a)(1)(vii)*	Letter to participants in the InterDigital, Inc. Savings and Protection Plan.
(a)(1)(viii)*	Notice to participants in the InterDigital, Inc. Savings and Protection Plan.
(a)(1)(ix)*	Supplement to Offer to Purchase, dated February 6, 2023.
(a)(1)(x)*	Form of Amended Letter of Transmittal.
(a)(1)(xi)*	Amended Notice of Guaranteed Delivery.
(a)(1)(xii)*	Amended letter to brokers, dealers, commercial banks, trust companies and other nominees, dated February 6, 2023.
(a)(1)(xiii)*	Amended letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated February 6, 2023.
(a)(1)(xiv)*	Amended direction letter for use by participants in the InterDigital, Inc. Savings and Protection Plan.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)	Press release announcing the Tender Offer, dated January 23, 2023 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 23, 2023, and incorporated herein by reference).
(a)(5)(ii)	Form 10-K filed with the SEC on February 17, 2022.
(a)(5)(iii)	Form 10-Q filed with the SEC on May 5, 2022.
(a)(5)(iv)	Form 10-Q filed with the SEC on August 4, 2022.
(a)(5)(v)	Form 10-Q filed with the SEC on November 3, 2022.
(a)(5)(vi)	Press release announcing amendment to the Tender Offer, dated February 6, 2023 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 6, 2023).
(a)(5)(vii)	Form 10-K filed with the SEC on February 15, 2023.
(b)	Not applicable.
(d)(i)	Indenture, dated June 3, 2019, between InterDigital and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to InterDigital’s Current Report on Form 8-K filed on May 29, 2019, and incorporated herein by reference).
(d)(ii)	Form of 2.00% Senior Convertible Note due 2024 (included in Exhibit 4.1 to InterDigital’s Current Report on Form 8-K filed on May 29, 2019, and incorporated herein by reference).
(d)(iii)	Form of Convertible Note Hedge Transaction Confirmation (filed as Exhibit 10.2 to InterDigital’s Current Report on Form 8-K filed on June 3, 2019, and incorporated herein by reference).
(d)(iv)	Form of Warrant Transaction Confirmation (filed as Exhibit 10.3 to InterDigital’s Current Report on Form 8-K filed on June 3, 2019, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(v)	Indenture, dated May 27, 2022, between InterDigital, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(vi)	Form of 3.50% Senior Convertible Note due 2027 (included in Exhibit 4.1 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(vii)	Purchase Agreement, dated May 24, 2022, between InterDigital, Inc. and BofA Securities Inc. and Jefferies LLC, as representatives of the several initial purchasers named in Schedule I attached thereto (filed as Exhibit 10.1 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(viii)	Form of Convertible Note Hedge Transaction Confirmation (filed as Exhibit 10.2 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(ix)	Form of Warrant Transaction Confirmation (filed as Exhibit 10.3 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(x)	Form of Unwind Agreement (filed as Exhibit 10.4 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(xi)	Non-Qualified Stock Option Plan, as amended (filed as Exhibit 10.4 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).
(d)(xii)	Amendment to Non-Qualified Stock Option Plan (filed as Exhibit 10.31 to InterDigital’s Quarterly Report on Form 10-Q filed on August 14, 2000, and incorporated herein by reference).
(d)(xiii)	Amendment to Non-Qualified Stock Option Plan, effective October 24, 2001 (filed as Exhibit 10.6 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference).
(d)(xiv)	2009 Stock Incentive Plan (filed as Exhibit 99.1 to InterDigital’s Registration Statement on Form S-8 filed on June 4, 2009 (File No. 333-159743), and incorporated herein by reference).
(d)(xv)	Amendment to 2009 Stock Incentive Plan, effective as of June 12, 2013 (filed as Exhibit 10.1 to InterDigital’s Quarterly Report on Form 10-Q filed on July 26, 2013, and incorporated herein by reference).
(d)(xvi)	2015 Amendment to 2009 Stock Incentive Plan, effective as of June 11, 2015 (filed as Exhibit 10.1 to InterDigital’s Quarterly Report on Form 10-Q filed on July 30, 2015, and incorporated herein by reference).
(d)(xvii)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Stock Options (filed as Exhibit 10.5 to InterDigital’s Current Report on Form 8-K filed on January 28, 2013, and incorporated herein by reference).
(d)(xviii)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Time-Based Restricted Stock Units (filed as Exhibit 10.3 to InterDigital’s Quarterly Report on Form 10-Q filed on April 29, 2015, and incorporated herein by reference).
(d)(xix)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Performance- Based Restricted Stock Units (filed as Exhibit 10.4 to InterDigital’s Quarterly Report on Form 10-Q filed on April 29, 2015, and incorporated herein by reference).
(d)(xx)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Stock Options (filed as Exhibit 10.5 to InterDigital’s Quarterly Report on Form 10-Q filed on April 29, 2015, and incorporated herein by reference).
(d)(xxi)	2009 Stock Incentive Plan, Term Sheet for Restricted Stock Units (Non-Employee Directors) (filed as Exhibit 10.3 to InterDigital’s Quarterly Report on Form 10-Q filed on July 26, 2013, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxii)	2009 Stock Incentive Plan, Standard Terms and Conditions for Restricted Stock Units (Non-Employee Directors) (filed as Exhibit 10.4 to InterDigital’s Quarterly Report on Form 10-Q filed on July 26, 2013, and incorporated herein by reference).
(d)(xxiii)	2017 Equity Incentive Plan (filed as Exhibit 10.1 to InterDigital’s Registration Statement on Form S-8 filed on June 15, 2017 (File No. 333-218755), and incorporated herein by reference).
(d)(xxiv)	2017 Equity Incentive Plan, Form of Agreement for Time-Based Restricted Stock Unit Awards (filed as Exhibit 10.2 to InterDigital’s Current Report on Form 8-K filed on June 16, 2017, and incorporated herein by reference).
(d)(xxv)	2017 Equity Incentive Plan, Form of Agreement for Performance-Based Restricted Stock Unit Awards (filed as Exhibit 10.3 to InterDigital’s Current Report on Form 8-K filed on June 16, 2017, and incorporated herein by reference).
(d)(xxvi)	2017 Equity Incentive Plan, Form of Agreement for Option Awards (filed as Exhibit 10.4 to InterDigital’s Current Report on Form 8-K filed on June 16, 2017, and incorporated herein by reference).
(d)(xxvii)	2017 Equity Incentive Plan, Form of Agreement for Restricted Stock Unit Awards to Non-Employee Directors (filed as Exhibit 10.18 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2017, and incorporated herein by reference).
(d)(xxviii)	Compensation Program for Non-Management Directors (as amended March 2017) (filed as Exhibit 10.1 to InterDigital’s Current Report on Form 8-K filed on April 3, 2017, and incorporated herein by reference).
(d)(xxix)	Compensation Program for Non-Management Directors (as amended June 2019) (filed as Exhibit 10.20 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated herein by reference).
(d)(xxx)	Deferred Compensation Plan (filed as Exhibit 10.1 to InterDigital’s Current Report on Form 8-K filed on June 18, 2013, and incorporated herein by reference).
(d)(xxxi)	2017 Equity Incentive Plan, Form of Term Sheet for 2018 Performance-Based Restricted Stock Unit Awards (filed as Exhibit 10.1 to InterDigital, Inc.’s Current Report on Form 8-K filed on July 9, 2018, and incorporated herein by reference).
(d)(xxxii)	2017 Equity Incentive Plan, Form of Term Sheet for 2018 Performance-Based Stock Option Awards (filed as Exhibit 10.2 to InterDigital, Inc.’s Current Report on Form 8-K filed on July 9, 2018, and incorporated herein by reference).
(d)(xxxiii)	2017 Equity Incentive Plan, Form of Agreement for Time-Based Restricted Stock Unit Awards (revised October 2018) (filed as Exhibit 10.3 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxiv)	2017 Equity Incentive Plan, Form of Agreement for Performance-Based Restricted Stock Unit Awards (revised October 2018) (filed as Exhibit 10.4 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxv)	2017 Equity Incentive Plan, Form of Agreement for Stock Option Awards (revised October 2018) (filed as Exhibit 10.5 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxvi)	InterDigital Inc. Executive Severance and Change in Control Policy (filed as Exhibit 10.6 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxvii)	Executive Agreement between InterDigital International, LLC and Eeva Hakoranta, dated June 2, 2020 (filed as Exhibit 10.28 to InterDigital’s Annual Report on Form 10-K filed on February 17, 2022, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxxviii)	Offer Letter Between InterDigital and Liren Chen dated March 13, 2021 (filed as Exhibit 10.2 to InterDigital’s Quarterly Report on Form 10-Q filed on May 6, 2021, and incorporated herein by reference).
(d)(xli)	Offer Letter between InterDigital, Inc. and Rajesh Pankaj dated June 16, 2022 (filed as Exhibit 10.5 to InterDigital’s Quarterly Report on Form 10-Q filed on August 4, 2022, and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.
107*	Filing Fee Table.

*
Previously filed

**
Filed herewith